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                                                                     EXHIBIT 11

Computation of Net Income Per Share
Quaker State Corporation and Subsidiaries
For the Years Ended December 31, 1997, 1996 and 1995
(in thousands except per share data, unaudited)



                                                                    1997      1996      1995
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
1    Net income                                                    $23,088   $13,723   $12,100
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2    Average number of shares of capital
     stock outstanding - Basic                                      35,213    34,352    32,119

3    Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     average market prices                                              --       179        --

4    Average number of capital and capital equivalent
     shares outstanding - Diluted (2 + 3)                           35,213    34,531    32,119

5    Net income per capital and capital equivalent share - Basic
     (1 divided by 2)                                              $  0.66   $  0.40   $  0.38
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6  Net income per capital share assuming full dilution - Diluted
   (1 divided by 4)                                                $  0.66   $  0.40   $  0.38
==============================================================================================
